EXHIBIT 10.35

STOCK PURCHASE AGREEMENT

Among

MMI PRODUCTS, INC.,

SECURITY FENCE SUPPLY CO., INC.,

HENRY F. LONG, JR.

and

HENRY F. LONG, III

Dated as of October 6, 1998

Schedules

1.3 Owned Real Property

1.4 Ownership of Shares

2.2 Buyer, Consents, Approvals, Etc.

3.6 Seller Consents, Approvals, Etc.

3.8 Conduct of Business

3.9 Properties

3.10 Licenses and Permits

3.11 Intellectual Property Rights

3.13 Insurance

3.14(a) Employee Contracts and Arrangements

3.14(b) Effect of Consummation

3.15 Contracts and Agreements

3.16 Claims and Proceedings

3.19 Business Relations

3.21 Bank Accounts

3.22 Agents

3.23 Indebtedness To and From Officers, Etc.

3.24 Commission Sales Contracts

3.26 Interest in Competitors, Etc.

3.27 Inventory

3.28 Warranties

3.29 Environmental

Exhibits

A Form of Real Property Leases

B Opinion Matters With Respect to Opinion of Counsel to the Sellers

C Form of Noncompetition Agreement

D Form of Henry F. Long, III Employment Agreement

E Form of Other Employment Agreements

F Opinion Matters With Respect to Opinion of Counsel to Buyer

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement" ) is entered into as of October 6, 1998, among MMI Products, Inc., a Delaware corporation ("Buyer"), Security Fence Supply Co., Inc., a Maryland corporation (the "Company"), and Henry F. Long, Jr. and Henry F. Long, III (each a "Seller" and, collectively, the "Sellers").

The parties hereto agree as follows:

ARTICLE I

Agreement of Purchase and Sale

1.1 Agreement. Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions set forth in this Agreement, each of the Sellers agrees to sell all of the shares of common stock, no par value per share ("Shares"), of the Company owned by such Seller to Buyer, and Buyer agrees to purchase such Shares from each such Seller, for a price per Share to be determined in the manner set forth in Section 1.3 hereof and payable in accordance with the terms of Section 1.4 hereof.

1.2 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at (a) the offices of O'Malley, Miles, Nylen & Gilmore, P.A., Calverton, Maryland, at 9:00 a.m., local time, on the later of (i) October 6, 1998 or (ii) five business days following the date on which all conditions to the obligations of both parties set forth in Article V hereof (other than conditions which, by their terms, cannot be satisfied until the Closing) shall have been satisfied or waived by the party entitled to waive such conditions, or (b) such other time and place and/or on such other date as Buyer and the Company may agree; provided, however, that the Closing shall occur, if at all, no later than October 31, 1998. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

1.3 Purchase Price. (a) The aggregate purchase price to be paid by Buyer for all Shares (the "Purchase Price") shall be, subject to adjustment as provided in Section 1.3(b), the sum of (i) $20,000,000, plus (ii) the aggregate cost basis for federal income tax purposes of the Company and/or the Subsidiary (as defined below), as of the Closing Date, with respect to the Owned Real Property (the "Owned Real Property Tax Basis"). The "Owned Real Property" means those parcels of real property owned in fee simple by the Company or Discount Fence Center, Inc., a Maryland corporation and a wholly owned subsidiary of the Company (the "Subsidiary"), which parcels of property are identified on Schedule 1.3 attached hereto (which schedule indicates, with respect to each parcel of Owned Real Property, whether such parcel is owned by the Company or the Subsidiary), excluding, however, any machinery or other equipment of the Company that may constitute fixtures on such Owned Real Property. The portion of the Purchase Price payable for each Share shall be equal to the Purchase Price divided by the total number of outstanding Shares.

(b) The Purchase Price shall be increased or reduced, as applicable, by an amount equal to the amount by which total cash and cash equivalents of the Company and the Subsidiary, on a consolidated basis as of the Closing Date, are greater than (the "Cash Excess") or less than (the "Cash Deficiency"), as applicable, the sum of (i) amounts owed by the Company or the Subsidiary to either of the Sellers (or any of their respective affiliates) as of the Closing Date, plus (ii) accrued liabilities, including but not limited to accrued income taxes, accrued wages and payroll taxes, and accrued legal and accounting or audit fees of the Company and the Subsidiary on a consolidated basis as of the Closing Date (provided, however, that such accrued liabilities, for purposes of this clause (ii), shall include only 50% of accrued commissions), plus (iii) accounts payable of the Company and the Subsidiary on a consolidated basis as of the Closing Date to the extent such accounts payable do not represent obligations for purchases of inventory, plus (iv) accounts payable of the Company and the Subsidiary on a consolidated basis as of the Closing Date to the extent such accounts payable represent obligations to purchase inventory and such accounts payable are not within their respective terms for timely payment as of the Closing Date, plus (v) estimated payments for any and all legal, accounting and audit services rendered prior to the Closing Date in connection with this Agreement to the extent they have not been accrued as of the Closing Date, plus (vi) estimated payments for any and all fees of Ernst & Young and/or Callow, Machen & Crawford to be rendered following the Closing in connection with the audit of the consolidated balance sheet and statement of income of the Company and the Subsidiary as of July 31, 1998 and for the ten months then ended (the "July 1998 Financial Statements"), plus (vii) estimated payments for any and all legal fees of O'Malley, Miles, Nylen & Gilmore, P.A. for services rendered following the Closing in connection with this Agreement. Any refund to which the Company is entitled for overpayments of federal income tax obligations shall be applied to reduce the amount of accrued liabilities calculated pursuant to clause (ii) of this Section 1.3(b).

1.4 Delivery and Payment. At the Closing, each Seller shall deliver or cause to be delivered to Maryland Title of Hyattsville, Inc. (the "Title Agent"), for redelivery to Buyer, the stock certificate or certificates evidencing the number of Shares set forth opposite such Seller's name on Schedule 1.4 attached hereto, duly endorsed or accompanied by a duly executed stock power assigning such shares to Buyer and otherwise in good form for transfer. At the Closing, Buyer will pay to the Title Agent, for redelivery to each Seller, in immediately available funds, such Seller's pro rata portion, based on the number of Shares owned by such Seller as set forth on Schedule 1.4 attached hereto, of an amount equal to the estimated Purchase Price, less $22,500 (representing the reimbursement by the Sellers of one-half of the filing fee previously paid by Buyer under the HSR Act, as hereinafter defined). The payments to be made by Buyer at the Closing will be based on the amount set forth in the Estimate Statement (as defined in Section 1.6 hereof), as agreed upon by Buyer and the Sellers, and will be adjusted following the Closing, to the extent necessary, in accordance with Section 1.6 hereof. In addition to the Closing documents and deliveries referred to in this Section 1.4, all other Closing documents and deliveries to be delivered or made by any party pursuant to this Agreement shall be delivered or made to the Title Agent for redelivery to the recipient of such documents or deliveries.

1.5 Transfers of Owned Real Property; Leases. (a) At the Closing, effective immediately following the purchase of the Shares by Buyer, (i) the Company and/or the Subsidiary, as applicable, shall execute and deliver to Jack and  Jack Limited Liability Company, an entity affiliated with the Sellers ("J and J"), quit-claim deeds in customary form reasonably satisfactory to Buyer and the Sellers (the "Real Property Deeds"), conveying to J and J all of the Company's and/or the Subsidiary's right, title and interest in and to the Owned Real Property, and (ii) the Sellers will cause J and J to pay to the Company, in immediately available funds, in consideration for the transfer of the Owned Real Property to J and J, an amount equal to the Owned Real Property Tax Basis. J and J will be responsible for any and all transfer taxes, recording fees or similar taxes or fees arising as a result of the transfer of the Owned Real Property to J and J. For the sake of convenience, the payment for the Owned Real Property shall be paid on behalf of J and J by Seller (as J and J's agent) by deducting from the Estimated Purchase Price the amount payable by J and J for the Owned Real Property.

(b) At the Closing, immediately upon the transfer of the Owned Real Property to J and J as described in Section 1.5(a), the Company will execute and deliver to J and J, and the Sellers will cause J and J to execute and deliver to the Company, the Real Property Leases with respect to the Owned Real Property in the forms of Exhibits A-1 through A-3 attached hereto.

1.6 Purchase Price Estimate and Post-Closing Adjustment. (a)  Buyer and the Sellers will work together in good faith prior to the Closing to jointly prepare a statement (the "Estimate Statement") setting forth the estimated Purchase Price.

(b) Within 60 days after the Closing Date, Buyer shall prepare and deliver to the Sellers a statement (the "Final Statement"), setting forth Buyer's good faith determination of the actual adjustment (for the actual amount of the Cash Excess or Cash Deficiency, as applicable, and any other appropriate adjustments), if any, to the estimated Purchase Price that was used for purposes of determining the amount paid on the Closing Date (the "Final Adjustment Amount"). During the 30-day period following delivery of the Final Statement to the Sellers, Buyer shall provide the Sellers with access during normal business hours to such books, records, working papers or other information as is reasonably necessary in the review of the Final Statement and the calculation of the Final Adjustment Amount to enable the Sellers to verify the accuracy of the Final Statement. The Final Statement shall become final and binding upon all parties hereto on the sixteenth day following delivery thereof (without counting such day of delivery) to the Sellers unless the Sellers give written notice of disagreement with the Final Statement (a "Notice of Disagreement") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted, and relate solely to the review of the Final Statement and the calculation of the Final Adjustment Amount.

(c) During the 15-day period following the delivery of a Notice of Disagreement, Buyer and the Sellers shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement and each shall provide the other with reasonable access to such books, records, working papers or other information as is reasonably necessary in the preparation or calculation of (i) the Final Adjustment Amount, (ii) the Final Statement, (iii)  any Notice of Disagreement or (iv) otherwise with respect to any thereof. At the end of such 15-day period if there has been no resolution of the matters specified in the Notice of Disagreement, Buyer and the Sellers shall submit to an arbitrator (the "Arbitrator") for review and resolution any and all matters arising under this Section which remain in dispute. The Arbitrator shall be a nationally recognized independent public accounting firm mutually selected by Buyer and the Sellers. The Arbitrator shall render a decision resolving each of the matters submitted to the Arbitrator within 30 days following submission thereto (or as soon thereafter as reasonably practicable). All fees and expenses of the Arbitrator pursuant to this Agreement with respect to such dispute shall be borne by the party, if any, who the Arbitrator determines was not, in the aggregate, the party substantially closer to being correct with respect to the matters being disputed. All determinations made by the Arbitrator pursuant to this Section shall be set forth in writing and shall be final, conclusive and binding on the parties hereto and shall not be subject to any judicial review.

(d) Within five business days after either (i) the Final Statement becomes final and binding upon the parties, or (ii) any dispute with respect to any matter in the Final Statement is resolved in accordance with the provisions of this Section  1.6, then Buyer or the Sellers, as the case may be, shall pay the Final Adjustment Amount. All payments pursuant to this Section 1.6 shall be by wire transfer of immediately available funds to an account designated by the recipient at least two business days prior to the date of payment.

ARTICLE II

Representations and Warranties of Buyer

Buyer represents and warrants to the Sellers and the Company as follows (with the understanding that the Sellers and the Company are relying materially on such representations and warranties in entering into and performing this Agreement):

2.1 Due Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform this Agreement.

2.2 Due Authorization. This Agreement has been duly and validly authorized, executed, and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms. Except as set forth on Schedule 2.2 attached hereto, the execution, delivery, and performance of this Agreement by Buyer will not (a) violate any federal, state, county, or local law, rule, or regulation applicable to Buyer or its property, (b) violate or conflict with, or permit the cancellation of, any agreement to which Buyer is a party or by which it or its property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Buyer, or (d)  violate or conflict with any provision of Buyer's certificate of incorporation or bylaws, except, with respect to clauses (b) and (c) above, for any of the foregoing that will be amended for violations thereunder waived at the Closing. Except as set forth on Schedule 2.2 attached hereto, other than filings pursuant to, and the expiration or termination of the applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or federal or state securities laws, no action, consent, or approval of, or filing with, any federal, state, county, or local governmental authority is required in connection with the execution, delivery, or performance of this Agreement by Buyer.

2.3 Brokers and Finders. Buyer has not engaged, or caused to be incurred any liability to, any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

2.4 Investment Intent. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to, or in connection with, any distribution thereof in violation of federal or state securities laws. Buyer acknowledges and agrees that the certificates representing the Shares will bear a legend which will provide that the shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold by Buyer absent registration under the Securities Act or an exemption from such registration requirements.

ARTICLE III

Representations and Warranties of the Company and the Sellers

The Company and each Seller hereby jointly and severally represents and warrants to Buyer as follows (with the understanding that Buyer is relying materially on each such representation and warranty in entering into and performing this Agreement):

3.1 Capitalization; Ownership of Shares. The authorized capital stock of the Company consists exclusively of 1,000 shares of common stock, no par value per share. The Shares are the only shares of capital stock or other equity securities of the Company that are issued and outstanding. The Shares are duly authorized, validly issued, fully paid, and nonassessable. All of the Shares are owned of record and beneficially by the Sellers as set forth on Schedule 1.4 attached hereto. None of the Shares were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person.

3.2 No Liens on Shares. Each Seller is the true and lawful owner, of record and beneficially, of his Shares, free and clear of any liens, restrictions, security interests, claims, rights of another, or encumbrances; none of the Shares are subject to any outstanding options, warrants, calls, or similar rights of any other person to acquire the same; none of the Shares are subject to any restrictions on transfer thereof; and each Seller has the full power and authority to convey, and (assuming that the Sellers deliver at the Closing the bring-down certificate contemplated by Section 5.1(b) hereof) will convey to Buyer at the Closing, good and marketable title to such Seller's Shares, free and clear of any liens, restrictions, security interests, claims, rights of another, or encumbrances (other than any of the foregoing created by Buyer).

3.3 Other Rights to Acquire Capital Stock. There are no authorized or outstanding warrants, options, or rights of any kind to acquire from the Company, the Subsidiary or from any Seller any equity or debt securities of the Company or the Subsidiary or securities convertible into or exchangeable for equity or debt securities of the Company or the Subsidiary.

3.4 Due Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has full power and authority to carry on its business as now conducted and as proposed to be conducted. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has full power and authority to carry on its business as now conducted and as proposed to be conducted. Complete and correct copies of the certificate of incorporation and bylaws of each of the Company and the Subsidiary and all amendments thereto have been delivered to Buyer. Neither the Company nor the Subsidiary has received any notice or communication from any other jurisdiction to the effect that it is or may be required to qualify to do business as a foreign corporation in any such jurisdiction.

3.5 Subsidiaries. Except for the Subsidiary, the Company does not directly or indirectly have (or possess any options or other rights to acquire) any subsidiaries or any direct or indirect ownership interests in any person, business, corporation, partnership, association, joint venture, trust, or other entity.

3.6 Due Authorization. The Company has full corporate power and authority to enter into and perform this Agreement and each other agreement, instrument, and document required to be executed by the Company in connection herewith. The execution, delivery, and performance of this Agreement and such other agreements, instruments, and documents have been duly authorized by the Board of Directors of the Company. This Agreement has been duly and validly executed and delivered by the Company and the Sellers and constitutes a valid and binding obligation of the Company and the Sellers enforceable in accordance with its terms. Upon its execution in accordance with Section 5.1(j) hereof, the Noncompetition Agreement (as hereinafter defined) shall have been duly and validly executed and delivered by Henry F. Long, III and shall constitute the valid and binding obligation of Henry F. Long, III enforceable in accordance with its terms. Upon their execution in accordance with Section 1.5(b) hereof, the Real Property Leases shall have been duly and validly executed and delivered by J and J and shall constitute valid and binding obligations of J and J, enforceable in accordance with their terms. Except as set forth on Schedule 3.6 attached hereto, neither the execution, delivery, and performance of this Agreement by the Company and the Sellers, the execution, delivery, and performance of the Noncompetition Agreement by Henry F. Long III, nor the execution, delivery and performance of the Real Property Leases by J and J shall (a) violate any federal, state, county, or local law, rule, or regulation applicable to the Company, any Seller, J and J or their respective properties, (b) violate or conflict with, or permit the cancellation of, any agreement to which the Company, any Seller or J and J is a party, or by which any of them or any of their respective properties is bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, (c) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company and J and J, except, with respect to clause (b) above, for any indebtedness to be paid at the Closing and any agreements related thereto to be terminated at the Closing. Except as set forth on Schedule 3.6 attached hereto, and other than filings pursuant to, and the expiration or termination of, the applicable waiting period under, the HSR Act, to the knowledge of the Company and the Sellers, no action, consent, or approval of, or filing with, any governmental authority is required in connection with the execution, delivery, or performance of this Agreement (or any agreement or other document executed in connection herewith by the Company, either of the Sellers or J and J).

3.7 Financial Information. The following Financial Information (herein so called) of the Company has been delivered to Buyer by the Company:

(a) Consolidated unaudited balance sheet and statement of income of the Company and the Subsidiary as of September 30, 1997 and for the fiscal year then ended (collectively, the "Year-End Financial Statements"); and

(b) General ledgers of the Company for each month in the period beginning October 1, 1997 and ended July 31, 1998 (collectively, the "Ledgers").

The Year-End Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and fairly present the consolidated financial position and results of operations of the Company and the Subsidiary as of the indicated date and for the indicated period (except for the absence of consolidated statements of changes in financial position and footnote disclosures required by GAAP). Except to the extent reflected or provided for in the balance sheet included in the Year-End Financial Statements or the accounts included in the Ledgers, the Company and its subsidiaries have no liabilities or obligations (whether absolute, contingent, or otherwise) of the type which should be reflected on a balance sheet (including the notes thereto) prepared in accordance with GAAP. Since September 30, 1997, there has been no material adverse change in the financial position, assets, results of operations, or business of the Company. To the knowledge of the Company and the Sellers, there are no pending or proposed statutes, rules, or regulations, nor any current or pending developments or circumstances, which would reasonably be expected to have a material adverse effect on the financial position, assets, results of operations, or business of the Company and the Subsidiary, taken as a whole.

3.8 Conduct of Business; Certain Actions. Except as set forth on Schedule 3.8 attached hereto, since September 30, 1997, the Company and the Subsidiary have conducted their business and operations in the ordinary course and consistent with its past practices and have not (a) purchased, retired, or redeemed any capital stock from any stockholder, (b) made any capital expenditures exceeding $25,000 individually or $100,000 in the aggregate, (c) sold any asset (or any group of related assets) in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $25,000 (other than sales of inventory in the ordinary course of business), (d)  made or guaranteed any loans or advances to any party whatsoever, (e) suffered or permitted any lien, security interest, claim, charge, or other encumbrance to arise or be granted or created against or upon any of the assets of the Company or the Subsidiary, real or personal, tangible or intangible, (f) cancelled, waived, or released any of debts, rights, or claims against third parties, (g) amended their certificate of incorporation or bylaws, (h) made any investment or commitment therefor in any person, business, corporation, association, partnership, joint venture, trust, or other entity, (i) made, entered into, amended, or terminated any written employment contract, created, made, amended, or terminated any bonus, stock option, pension, retirement, profit sharing, or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Internal Revenue Code of 1986, as amended (the "Code")) so as to create any liability under Article IV of ERISA (as hereinafter defined) to any entity, (j) incurred or assumed any indebtedness (whether directly or by way of guaranty or otherwise) for borrowed money, except in the ordinary course of business, (k)  experienced any strike, slowdown, or demand for recognition by a labor organization by or with respect to any employees.

3.9 Properties. Neither the Company nor the Subsidiary owns any real property other than the Owned Real Property. Attached hereto as Schedule 3.9 is a list of machinery and equipment assets owned or leased by the Company or the Subsidiary as of the date hereof. Except as expressly set forth on Schedule 3.9 attached hereto, the personal properties of the Company and the Subsidiary are free and clear of all liens, security interests, claims and encumbrances. To the knowledge of the Company and the Sellers, the physical properties owned or utilized by the Company and the Subsidiary in the conduct of their business are in good operating condition and repair, normal wear and tear excepted, and are free from material defects. Except as otherwise set forth on Schedule 3.9 attached hereto, the Company or the Subsidiary has full and unrestricted legal and equitable title to or a valid leasehold interest in all such properties. To the knowledge of the Company and the Sellers, the operation of the properties and business of the Company and the Subsidiary in the manner in which they are now and have been operated does not violate in any material respect any zoning ordinances, municipal regulations, or other rules, regulations, or laws. No covenants, easements, rights-of-way, or restrictions of record impair in any material respect the uses of the respective properties of the Company or the Subsidiary for the purposes for which they are now operated.

3.10 Licenses and Permits. Attached hereto as Schedule 3.10 is a list of all federal, state, county, and local governmental licenses, certificates, and permits held or applied for by the Company or the Subsidiary. To the knowledge of the Company and the Sellers, the Company and the Subsidiary have complied in all material respects, and are in compliance in all material respects, with the terms and conditions of all such licenses, certificates, and permits, and no material violation of any such licenses, certificates, or permits or the laws or rules governing the issuance or continued validity thereof has occurred. To the knowledge of the Company and the Sellers, no additional license, certificate, or permit is required from any federal, state, county, or local governmental agency or body thereof in connection with the conduct of the business of the Company or the Subsidiary which, if not obtained, would materially and adversely affect the business or properties of the Company and the Subsidiary, taken as a whole. No claim has been made by any governmental authority (and, to the knowledge of the Company and the Sellers, no such claim is anticipated) to the effect that a license, permit, or order is necessary in respect of the business conducted by the Company or the Subsidiary.

3.11 Intellectual Property Rights. Schedule 3.11 hereto contains a true and complete list of (a) all patents, patent applications, trademarks, trademark registrations, and trademark applications, service marks, service mark registrations, and service mark applications, trade names, and copyrights, copyright registrations, and copyright applications ("Intellectual Property") owned by the Company or the Subsidiary in connection with its business as presently conducted or as presently proposed to be conducted, (b) all licenses or other agreements giving the Company or the Subsidiary rights in Intellectual Property of third parties in connection with the business of the Company or the Subsidiary as presently conducted or as presently proposed to be conducted, and (c) all licenses or other agreements giving to third parties rights in the Intellectual Property listed on Schedule 3.11 hereto. Except as set forth on Schedule 3.11 hereto, the Company or the Subsidiary has good and marketable title, free and clear of any liens or other encumbrances, to, owns or possesses adequate and enforceable licenses or other rights to use, all Intellectual Property and all computer software, software programs, inventions, drawings, designs, customer lists, proprietary know-how or information or other rights in connection with the business of the Company or the Subsidiary as presently conducted (hereinafter, collectively, "Proprietary Rights"). Each item of Intellectual Property owned by the Company or the Subsidiary and listed on Schedule 3.11 has been, to the extent indicated in Schedule 3.11 duly registered with, filed in, or issued by the United States Patent and Trademark Office, the United States Copyright Office or such other domestic or foreign government entity as indicated on Schedule 3.11, and such registrations, filings and issuances remain in full force and effect. Except as set forth on Schedule 3.11 hereto, to the knowledge of the Company and the Sellers, the operations of the business of the Company and the Subsidiary, including but not limited to use of patents, trademarks, trade names, service marks and copyrighted material and to products, processes, services, methods, substances, parts or other materials currently made, sold or used by or contemplated to be made, sold or used by the Company or the Subsidiary in connection with their business, do not conflict with or infringe upon any Proprietary Rights of any third party. Except as set forth on Schedule 3.11 hereto, neither the Company nor the Subsidiary has granted to any third parties exclusive licenses or options to obtain exclusive licenses under any of the Intellectual Property owned by the Company or the Subsidiary listed on Schedule 3.11 hereto. Except as set forth on Schedule 3.11 hereto, neither the Company nor the Subsidiary has given any indemnification in connection with any patent, trademark, copyright or other Proprietary Right as to any product made, used or sold by any third party. Except as set forth on Schedule 3.11 hereto, there are no pending or, to the actual knowledge of the Company and the Sellers, threatened claims, proceedings or actions against the Company or the Subsidiary or any of its licensors that could have a material adverse effect on the Proprietary Rights of the Company or the Subsidiary or that could limit the right of the Company or the Subsidiary to use any patent, trademark, trade name, service mark or copyrighted material or to make, have made, sell or use any product, process, service, method, substance, part, or other material in connection with its business. Except as set forth on Schedule 3.11 hereto, there is no infringement by or claim of infringement against any third party of any Proprietary Rights of the Company or the Subsidiary which could be likely to have a material adverse effect on the business, operations, condition (financial or otherwise), or assets of the Company and the Subsidiary, taken as a whole.

3.12 Compliance with Laws. To the knowledge of the Company and the Sellers, the Company and the Subsidiary have complied in all material respects, and are in compliance in all material respects, with all federal, state, county, and local laws, regulations, and orders applicable to their business and have filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which the Company or the Subsidiary or any of their respective properties or operations are subject. No claim has been made by any governmental authority (and, to the knowledge of the Company and the Sellers, no such claim is anticipated) to the effect that the business conducted by the Company or the Subsidiary fails to comply, in any respect, with any law, rule, regulation, or ordinance.

3.13 Insurance. Attached hereto as Schedule 3.13 is a list of all policies of fire, liability, business interruption, and other forms of insurance and all fidelity bonds held by or applicable to the Company or the Subsidiary at any time within the past three years, which schedule sets forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage, and annual premium. No event relating to the Company or the Subsidiary has occurred which will result in a material retroactive upward adjustment of premiums under any such policies or which is likely to result in any prospective upward adjustment in such premiums. Except as disclosed on Schedule 3.13 attached hereto, there has been no material change in the type of insurance coverage maintained by the Company or the Subsidiary during the past five years which has resulted in any period during which the Company or the Subsidiary had no insurance coverage. Excluding insurance policies which have expired and been replaced, no insurance policy of the Company or the Subsidiary has been cancelled within the last three years and, to the actual knowledge of the Company and the Sellers, no threat has been made to cancel any insurance policy of the Company or the Subsidiary within such period. No pending claims made by or on behalf of the Company or the Subsidiary under such policies have been denied. All premiums payable with respect to such policies have been timely paid, or adequate arrangements for payment have been made.

3.14 Employee Benefit Matters.

(a) Employee Contracts and Arrangements. Attached hereto as Schedule 3.14(a) is a list of each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, agreement, arrangement, or commitment not required under any other provision of this Agreement to be listed in any other schedule to this Agreement (including policies concerning holidays, vacations, and salary continuation during short absences for illness or other reasons) maintained by the Company or the Subsidiary with respect to any individual who contributes to the operations of the Company or the Subsidiary.

(b) Effect of Consummation. Except as set forth on Schedule 3.14(b), the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of the Company or the Subsidiary or any other individual, to severance pay, unemployment compensation or similar payment, or (ii) otherwise accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employer or other individual.

(c) Controlled Group Liability. Neither the Company nor the Subsidiary is or will be subject to any liability on account of any of the Sellers, the Company or the Subsidiary having been affiliated, prior to the Closing Date, directly or indirectly, with any other entity or person under Code Section 414, Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any similar foreign law.

3.15 Contracts and Agreements. Attached hereto as Schedule 3.15 is a list and brief description, as of the date hereof, of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness) to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or its properties are bound, pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, in respect of any such individual contracts, commitments, leases, or other agreements during the term thereof, $100,000 or greater, or which are otherwise material to the business of the Company or the Subsidiary (including, without limitation, all mortgages, deeds of trust, security agreements, pledge agreements, and similar agreements and instruments and all confidentiality agreements and noncompetition agreements). Each such contract, commitment, lease and other agreement is in full force and effect, and, to the knowledge of the Company and the Sellers, the Company or the Subsidiary, as applicable, is not, and no other party thereto is, in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) in any material respect under any such contracts, commitments, leases, or other agreements. Neither the Company nor the Subsidiary has waived any right under any such contracts, commitments, leases, or other agreements. Except as set forth on Schedule 3.15 attached hereto, neither the Company nor the Subsidiary has guaranteed any obligations of any other person.

3.16 Claims and Proceedings. Attached hereto as Schedule 3.16 is a list and description of all claims, actions, suits, proceedings, and investigations pending or, to the actual knowledge of the Company and the Sellers, threatened against or affecting the Company or the Subsidiary or any of their properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency, or instrumentality. Except as set forth on Schedule 3.16 attached hereto, none of such claims, actions, suits, proceedings, or investigations will result in any liability or loss to the Company or the Subsidiary which (individually or in the aggregate) is material, and neither the Company nor the Subsidiary has been, and neither the Company nor the Subsidiary is now, subject to any order, judgment, decree, stipulation, or consent of any court, governmental body, or agency. No inquiry, action, or proceeding has been asserted instituted, or, to the actual knowledge of the Company and the Sellers, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the knowledge of the Company and the Sellers, there is no basis for any such valid claim or action or any other claims or actions which would, or could reasonably be expected to (individually or in the aggregate), have a material adverse effect on the business, operations, or financial condition of the Company and the Subsidiary, taken as a whole, or result in a material liability of the Company or the Subsidiary.

3.17 Taxes. All federal, foreign, state, county, and local income, gross receipts, excise, property, franchise, license, sales, use, withholding, and other tax (collectively, together with additional assessments, penalties and interest chargeable in connection therewith, "Taxes") returns, reports, and declarations of estimated tax (collectively, "Returns") which were required to be filed by the Company or the Subsidiary on or before the date hereof have been filed within the time and in the manner provided by law, and all such Returns are true and correct and accurately reflect the Tax liabilities of the Company and the Subsidiary. All Taxes shown to be due pursuant to such Returns, or that otherwise would have been due had the required Returns been timely filed, and all other Taxes of the Company and the Subsidiary that are attributable to taxable periods beginning on or prior to the Closing, including, without limitation, periods that end as a result of the Closing as well as periods that continue, whether or not returns have become due or Taxes have become due and payable as of the Closing, have been paid or adequately provided for in the Year-End Financial Statements. For purposes of the preceding sentence, payment or adequate provision therefor shall be measured according to the agreement of the parties that (except to the extent the Purchase Price has been reduced therefor pursuant to Section 1.3(b) hereof) the Sellers shall be responsible for all Taxes attributable to periods and partial periods that end on or before the Closing and that begin before the Closing and end at any time; provided, however, that in the latter case (i) Taxes for which the Sellers are responsible (to the extent the Purchase Price has not been reduced therefor pursuant to Section 1.3(b) hereof) shall be Taxes that are attributable to the portion of any incomplete period which has transpired as of the end of the Closing Date, and (ii) Taxes attributable to such partial period shall be determined by prorating Taxes for the entire period according to the number of days through and after the Closing. Neither the Company nor the Subsidiary has executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes. There are no pending or, to the actual knowledge of the Company or the Sellers, threatened claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, "Tax Actions") with respect to any Taxes owed or allegedly owed by the Company or the Subsidiary. To the knowledge of the Company and the Sellers, there is no basis for any Tax Actions. The Company's and the Subsidiary's federal income tax returns have been audited through the fiscal year ended September 30, 1994, and no Taxes other than as set forth on the Financial Statements are payable by the Company or the Subsidiary. There are no tax liens on any of the assets of the Company or the Subsidiary, other than liens arising in the ordinary course for property taxes not yet due and payable. Proper and accurate amounts have been withheld and remitted by the Company or the Subsidiary from and in respect of all persons from whom it is required by applicable law to withhold for all periods in compliance with the tax withholding provisions of all applicable laws and regulations. Neither the Company, the Subsidiary nor any other corporation has filed an election under section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), that is applicable to the Company or the Subsidiary or any assets held by the Company or the Subsidiary. Neither the Company nor the Subsidiary is a party to any tax sharing agreement with any stockholder or any other person. The Company and the Subsidiary utilize the accrual method of accounting for federal income tax purposes. There is no contract, plan, or arrangement covering any person that, individually or collectively, would give rise to the payment of any amount that would not be deductible by the Company or the Subsidiary by reason of Section 280G of the Code. None of the Sellers is a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

3.18 Personnel. The employee relations of the Company and the Subsidiary are good and there is no pending or, to the actual knowledge of the Company and the Sellers, threatened labor dispute or union organization campaign. To the knowledge of the Company and the Sellers, each of the Company and the Subsidiary is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours and is not engaged in any unfair labor practices. There is no unfair labor practice claim against the Company or the Subsidiary before the National Labor Relations Board or any strike, labor dispute, work slowdown, or work stoppage pending or, to the actual knowledge of the Company and the Sellers, threatened against or involving the Company or the Subsidiary.

3.19 Business Relations. Except as set forth on Schedule 3.19 attached hereto, none of the Sellers knows or has any reason to believe that any customer or supplier of the Company or the Subsidiary will cease to do business with the Company or the Subsidiary after the consummation of the transactions contemplated hereby in the same manner as previously conducted with the Company or the Subsidiary. Neither the Company nor the Subsidiary has received any notice of any disruption (including delayed deliveries or allocations by suppliers) in the availability of the materials or products used by the Company or the Subsidiary nor are either of the Sellers aware of any facts which could lead them to believe that the business of the Company or the Subsidiary will be subject to any such material disruption.

3.20 [Intentionally Omitted]

3.21 Bank Accounts. Attached hereto as Schedule 3.21 is a list of all banks or other financial institutions with which the Company or the Subsidiary has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

3.22 Agents. Except as set forth on Schedule 3.22 attached hereto, neither the Company nor the Subsidiary has designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect.

3.23 Indebtedness To and From Officers, Directors, Stockholders, and Employees. Except as set forth on Schedule 3.23 attached hereto, neither the Company nor the Subsidiary owes any indebtedness to any of its officers, directors, stockholders, employees, or sales representatives or has indebtedness owed to it from any of its officers, directors, stockholders, employees, or sales representatives, excluding indebtedness for travel advances or similar advances for expenses incurred on behalf of and in the ordinary course of business of the Company and the Subsidiary and consistent with past practices.

3.24 Commission Sales Contracts. Except as disclosed in Schedule 3.24 attached hereto, neither the Company nor the Subsidiary employs or has any relationship with any individual, corporation, partnership, or other entity whose compensation from the Company or the Subsidiary is in whole or in part determined on a commission basis.

3.25 Brokers. None of the Sellers, the Company or the Subsidiary has engaged, or caused any liability to be incurred to, any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

3.26 Interest in Competitors, Suppliers, and Customers. Except as set forth on Schedule 3.26 attached hereto, no Seller nor any officer or director of the Company or the Subsidiary or any affiliate of any Seller, officer, or director has any ownership interest in any competitor, supplier, or customer of the Company or the Subsidiary or any property used in the operation of the business of the Company or the Subsidiary.

3.27 Inventory. Except as set forth on Schedule 3.27 attached hereto, the inventories on hand consist of items of a quality and quantity usable and readily saleable in the ordinary course of business by the Company or the Subsidiary.

3.28 Warranties. The Sellers have provided Buyer with true and complete copies of all forms of warranties issued by the Company or the Subsidiary during the past three years. Except as set forth on Schedule 3.28 attached hereto, no claims for breach of product or service warranties to customers have been made against the Company or the Subsidiary since September 30, 1997. To the knowledge of the Company and the Sellers, no state of facts exists, or event has occurred, which may form the basis of any present claim against the Company or the Subsidiary for liability on account of any express or implied warranty to any third party.

3.29 Environmental. Except as described on Schedule 3.29 attached hereto, and except as indicated in the Phase I or Phase II environmental reports conducted on behalf of Buyer, (a) to the knowledge of the Company and the Sellers, each of the Company and the Subsidiary has been in the past and is now in compliance in all material respects with (i) all federal, state, local and foreign laws, rules, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or health and safety (collectively, "Environmental Laws"); (b) to the knowledge of the Company and the Sellers, each of the Company and the Subsidiary has all permits, licenses, approvals and other authorizations required under Environmental Laws; and (c) substances defined as "hazardous" or "toxic" under applicable Environmental Laws have not been disposed of off-site by the Company or the Subsidiary except in compliance in all material respects with applicable Environmental Laws.

ARTICLE IV

Covenants

4.1 Inspection. From the date hereof to the Closing, the Sellers shall give and cause the Company and the Subsidiary to give to Buyer and its officers, attorneys, accountants, and representatives free, full, and complete access during reasonable business hours to all books, records, tax returns, files, correspondence, personnel, facilities, and properties of the Company and the Subsidiary; provide Buyer and its officers, attorneys, accountants, and representatives all information and material pertaining to the business and affairs of the Company and the Subsidiary as Buyer may deem necessary or appropriate; and use their best efforts to afford Buyer and its officers, attorneys, accountants, and representatives the opportunity to meet with the customers and suppliers of the Company and the Subsidiary to discuss the business, condition (financial or otherwise), operations, and prospects of the Company and the Subsidiary. At the Closing, the Company shall deliver to Buyer the originals of all minute books and stock transfer records of the Company and the Subsidiary. Any investigation by Buyer or its officers, attorneys, accountants, or representatives shall not in any manner affect the representations and warranties of the Sellers contained herein.

4.2 Compliance. From the date hereof to the Closing, neither any Seller nor the Company shall take any action which shall cause the representations and warranties made by the Sellers or the Company herein to be untrue or incorrect as of the Closing.

4.3 Satisfaction of All Conditions Precedent. From the date hereof to the Closing, each party shall use its commercially reasonable efforts to cause all conditions precedent to its obligations hereunder to be satisfied by the Closing.

4.4 No Solicitation. Neither the Company nor any Seller shall offer any of the Shares or the Company (or a material part of the assets of the Company or the Subsidiary, in one transaction or a series of transactions) for sale, or solicit offers to buy the Shares or the Company (or a material part of the assets of the Company or the Subsidiary, in one transaction or in a series of transactions), or hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or toward a merger or consolidation of the Company with or into another entity or any similar transaction. The Sellers shall not, and shall not allow the Company or the Subsidiary to, enter into any agreement with any party other than Buyer with respect to the sale or other disposition of either the capital stock or the assets of the Company or the Subsidiary or with respect to any merger, consolidation, or similar transaction involving the Company or the Subsidiary.

4.5 Notice of Developments. From the date hereof to the Closing, the Sellers and the Company shall notify Buyer of any material problems or developments with respect to the business, operations, or prospects of the Company.

4.6 Notice of Breach. From the date hereof to the Closing, the Sellers and the Company shall, immediately upon becoming aware thereof, give detailed written notice to Buyer of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to any Seller prior to the date of this Agreement, of any of their covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

4.7 Notice of Litigation. From the date hereof to the Closing, immediately upon becoming aware thereof, the Sellers and the Company shall notify Buyer of (a) any suit, action, or proceeding (including, without limitation, any Tax Action or proceeding involving a labor dispute or grievance or union recognition) to which the Company or the Subsidiary becomes a party or which, to the actual knowledge of the Company or the Sellers, is threatened against the Company or the Subsidiary, (b) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (c) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

4.8 Continuation of Insurance Coverage. From the date hereof to the Closing, the Sellers shall cause the Company and the Subsidiary to keep in full force and effect insurance coverage for the Company and the Subsidiary and their respective assets and operations comparable in amount and scope to the coverage now maintained covering the Company and the Subsidiary and their respective assets and operations.

4.9 Maintenance of Credit Terms. From the date hereof to the Closing, the Sellers shall cause the Company and the Subsidiary to continue to effect sales of products and services only on the terms that have historically been offered by the Company and the Subsidiary or on such other terms which are no less favorable to the Company and the Subsidiary.

4.10 Financial Statements. (a)  Until the Closing, as soon as available, and in any event within 30 days after the end of each calendar month, the Sellers shall cause the Company to prepare and furnish to Buyer a compilation of the Company's monthly revenues, inventory purchases and manufacturing and other operating expenses, which shall be prepared in accordance with the Company's past practices.

(b) Prior to the Closing, the Company and the Subsidiary shall furnish independent auditors with such access to the books, records and employees of the Company and the Subsidiary, and with such other reasonable assistance, as requested by Buyer or the auditors may request in order to enable such auditors to complete an audit of the financial statements of the Company as of July 31, 1998 and for the ten months then ended. Fees billed (including an estimate of such fees to be billed following the Closing) by such auditors for services rendered relating to such audit or this Agreement will, to the extent not paid prior to the Closing, constitute a reduction to the Purchase Price in accordance with the provisions of Section 1.3(b).

4.11 Interim Operations of the Company. (a)  From the date hereof to the Closing, the Sellers shall cause the Company and the Subsidiary to conduct their business only in the ordinary course consistent with past practice, and neither the Company nor the Subsidiary shall, unless Buyer gives its prior written approval, (i) amend or otherwise change its certificate of incorporation or bylaws, as each such document is in effect on the date hereof, (ii) issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock, or issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating the Company or the Subsidiary to issue securities, (iii) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock (provided, however, that the Company may declare and pay dividends in such amount as will not cause any downward adjustment to the Purchase Price pursuant to Section 1.3 hereof), (iv) redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, (v) except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of the Company, or authorize any capital expenditure, (vi)  acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, (vii) except in the ordinary course of business, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto, (viii) enter into, amend, or terminate any employment agreement with any director, officer, or key employee or sales representative, enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay other than pursuant to policies or agreements of the Company or the Subsidiary in effect on the date hereof, (ix) enter into, extend, or renew any lease for office or manufacturing space otherwise than in the ordinary course of business, (x) except as required by law, adopt, amend, or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee, or sales representative, or withdraw from any multi-employer plan so as to create any liability under Article IV of ERISA to any entity (provided that this clause (x) shall not prohibit any bonus payments prior to the Closing to either of the Sellers), (xi) grant any increase in compensation payable following the Closing to any director, officer, or key employee or sales representative, (xii) grant any increase in compensation to any other employee or sales representative except in the ordinary course of business consistent with past practice, or (xiii) take any action which decelerates the payment of accounts payable.

(b) From the date hereof to the Closing, the Sellers shall cause the Company and the Subsidiary to purchase raw materials and to maintain inventories at levels consistent with historical practice.

(c) From the date hereof to the Closing, the Sellers shall cause the Company and the Subsidiary to continue to pay their payables in a manner consistent with historical practice.

(d) From the date hereof to the Closing, the Sellers shall cause the Company and the Subsidiary to use their best efforts to preserve intact the business organization of the Company and the Subsidiary, to keep available in all material respects the services of its present officers and key employees, to preserve intact its banking relationships and credit facilities, to preserve the goodwill of those having business relationships with it, and to comply with all applicable laws.

(e) From the date hereof to the Closing, the Sellers will cause the Company and the Subsidiary to use their best efforts to maintain their real property, equipment, and other personal property in its present operating condition and repair, ordinary wear and tear excepted.

(f) From the date hereof to the Closing, the Sellers will cause the Company and the Subsidiary to use their best efforts to preserve their relationships with suppliers, customers, and others with whom they have business dealings.

4.12 Resignations of Directors and Plan Trustees. The Sellers shall cause all directors of the Company and the Subsidiary to deliver their written resignations to Buyer, which resignations shall be effective at or before the Closing and shall be in form and substance satisfactory to Buyer. To the extent requested by Buyer, the Sellers shall cause all persons serving as trustees with respect to any Welfare Benefit Plan or Pension Benefit Plan to deliver their written resignations to Buyer, which resignations shall be effective at or before the Closing and shall be in form and substance satisfactory to Buyer.

4.13 Physical Inventory. The Sellers will cause the Company to conduct a physical inventory as of the close of the last business day immediately preceding the Closing Date. Buyer will be permitted to observe and participate in such physical inventory.

4.14 Tax Defenses. Following the Closing, Buyer shall cause the Company to use commercially reasonable efforts to assert any valid defenses to any claims by governmental authorities asserting the existence of unpaid Taxes with respect to any period prior to the Closing; provided, however, that nothing in this Section 4.14 shall reduce or modify the Sellers' indemnification obligations with respect to any unpaid Taxes or with respect to out-of-pocket costs or expense in connection with the defense of any claim relating thereto.

ARTICLE V

Conditions to Closing

5.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment of each of the following conditions:

(a) Buyer will be satisfied in its sole discretion with the results of its due diligence investigation of the Company.

(b) The representations and warranties of the Sellers and the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing; the Sellers and the Company shall have performed and complied with all agreements required by this Agreement to be performed or complied with by the Sellers and the Company at or prior to the Closing; and Buyer shall have received a certificate, dated as of the Closing Date, signed by the Sellers and an appropriate officer of the Company to the foregoing effect.

(c) No action or proceeding shall have been instituted (or threatened in any writing that has been received by any Seller, the Company or Buyer) for the purpose or with the possible effect of enjoining or preventing the consummation of the transactions contemplated by this Agreement or seeking damages on account thereof.

(d) Buyer shall have received an opinion of O'Malley, Miles, Nylen & Gilmore, P.A., counsel for the Company and the Sellers, dated as of the Closing Date, to the effect set forth in Exhibit B attached hereto.

(e) Prior to the Closing, there shall not have occurred any casualty or damage in excess of $100,000 (whether or not insured) to any facility, property, or equipment owned or used by the Company; there shall have been no material adverse change in the financial condition, business, properties, or operations of the Company and the Subsidiary, taken as a whole, since September 30, 1997; and the business of the Company and the Subsidiary shall have been conducted only in the ordinary course consistent with past practices.

(f) Buyer shall have received the minute books and stock transfer records contemplated by Section 4.1 hereof and the resignations contemplated by Section 4.12 hereof.

(g) All consents and approvals required in connection with the execution, delivery, or performance of this Agreement shall have been obtained.

(h) All necessary action (corporate or otherwise) shall have been taken by the Sellers and the Company to authorize, approve, and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Buyer shall have received a certificate, dated as of the Closing Date, of the Sellers and an appropriate officer of the Company to the foregoing effect.

(i) Buyer shall have received from each Seller or his duly appointed agent and attorney-in-fact the stock certificate or certificates representing all of the Shares of such Seller duly endorsed for transfer or accompanied by stock powers duly executed in blank.

(j) Henry F. Long, III shall have executed and delivered the Noncompetition Agreement with Buyer and the Company in the form of Exhibit C attached hereto (the "Noncompetition Agreement").

(k) The Sellers shall have executed and delivered to the Company and the Subsidiary a general release in a form reasonably satisfactory to Buyer releasing the Company and the Subsidiary from all claims or other obligations arising prior to or concurrently with the Closing (except for any amounts owed by the Company that are taken into account for purposes of clause (i) of Section 1.3(b) hereof).

(l) The Sellers and the Company shall have delivered such good standing certificates, officer's certificates, and similar documents and certificates as Buyer shall have reasonably requested prior to the Closing Date.

(m) Henry F. Long, III shall have executed and delivered the Employment Agreement with the Company in the form of Exhibit D attached hereto (the "Henry F. Long, III Employment Agreement").

The decision of Buyer to consummate the transactions contemplated hereby without the satisfaction of any of the preceding conditions shall not constitute a waiver of any of the Sellers' representations, warranties, covenants, or indemnities herein.

5.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions:

(a) Buyer's representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing; all agreements to be performed hereunder by Buyer at or prior to the Closing shall have been performed; and the Sellers shall have received a certificate, dated as of the Closing Date, signed by an appropriate officer of Buyer to the foregoing effects.

(b) All consents and approvals listed on Schedule 2.2 attached hereto shall have been obtained; and the Sellers shall have received a certificate, dated as of the Closing Date, signed by an appropriate officer of Buyer to the foregoing effects.

(c) Buyer shall have delivered to the Sellers such good standing certificates, officer's certificates, and similar documents and certificates as counsel for the Sellers shall have reasonably requested prior to the Closing Date.

(d) No action or proceeding shall have been instituted (or threatened in any writing that has been received by any Seller, the Company or Buyer) for the purpose or with the possible effect of enjoining or preventing the consummation of the transactions contemplated by this Agreement or seeking damages on account thereof.

(e) The Company shall have executed and delivered Employment Agreements with David Holson, David Cooke, Bruce Fischer, Dale Long, Richard Stellabuto and Martin Dittes, in the respective forms of Exhibits E-1, E-2, E-3, E-4 , E-5 and E-6 attached hereto, to the extent such persons desire to enter into such Employment Agreements.

(f) The Sellers shall have received an opinion of Weil, Gotshal & Manges LLP, counsel to Buyer, dated as of the Closing Date, to the effect set forth in Exhibit F attached hereto.

(g) The Company shall have executed and delivered the Henry F. Long, III Employment Agreement.

ARTICLE VI

Termination

This Agreement shall terminate automatically if the Closing does not occur on or prior to October 31, 1998. In addition, this Agreement may be terminated prior to the Closing by (a) the mutual consent of Buyer and the Sellers, (b)  the Sellers upon the failure of Buyer to perform or comply, in any material respect, with any of its covenants or agreements contained herein prior to the Closing (if such failure is not cured within ten days following the delivery of notice thereof) or if any representation or warranty of Buyer hereunder shall not have been true and correct as of the time at which such was made, or (c) Buyer upon the failure of the Company or any Seller to perform or comply, in any material respect, with any of its or his covenants or agreements contained herein prior to the Closing (if such failure is not cured within ten days following the delivery of notice thereof) or if any representation or warranty of the Company and the Sellers hereunder shall not have been true and correct as of the time at which such was made. No termination of this Agreement shall relieve any party of liability in respect of its prior breach of this Agreement.

ARTICLE VII

Indemnification

7.1 Indemnification of Buyer and the Company. The Sellers jointly and severally agree to indemnify and hold harmless Buyer (and, following the Closing, the Company) and each officer, director, employee and affiliate of Buyer (and each person who is an officer, director, employee or affiliate of the Company following the Closing) (collectively, the "Buyer Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "Indemnified Costs") which any of the Buyer Indemnified Parties may sustain, or to which any of the Buyer Indemnified Parties may be subjected, arising out of (i) any breach or default by any of the Sellers or (if committed prior to the Closing) the Company of or under any of the representations, warranties, covenants, conditions, agreements, or other provisions of this Agreement or any agreement, document or certificate executed in connection herewith (including, without limitation, the certificates to be delivered pursuant to Sections 5.1(b) and 5.1(h) hereof; (ii) any Taxes owed by the Company or the Subsidiary with respect to any period prior to the Closing or with respect to partial or prorated periods up to and including the Closing Date or with respect to or arising out of the transfer of the Owned Real Property pursuant to this Agreement; or (iii) any claim, litigation proceeding or investigation with respect to which the principal event or events giving rise thereto occurred prior to the Closing (excluding, however, the matter described on Schedule 3.16 hereto); provided, however, that, notwithstanding the foregoing, following the Closing, the liability of the Sellers to indemnify and hold harmless the Buyer Indemnified Parties for Indemnified Costs shall be subject to the following limitations:

(a) With respect to the Sellers' obligation to indemnify and hold harmless the Indemnified Parties for Indemnified Costs under clauses (i), (ii) and (iii) of the first sentence of this Section 7.1, (i) the Sellers shall indemnify and hold harmless the Buyer Indemnified Parties for such Indemnified Costs only if and to the extent such Indemnified Costs exceed $100,000 (the "Basket Amount") in the aggregate (after which, subject to the other limitations set forth in this Agreement, all such Indemnified Costs in excess of such $100,000 shall be recoverable), (ii) such Indemnified Costs for which the Buyer Indemnified Parties actually receive indemnification from the Sellers (other than any such indemnification for the breach of any representation or warranty in Section 3.17 hereof or pursuant to clause (ii) of the first sentence of this Section 7.1) shall not exceed $400,000 in the aggregate (the "Non-Tax Cap Amount"), and (iii) such Indemnified Costs for which the Buyer Indemnified Parties actually receive indemnification from the Sellers for the breach of any representation or warranty in Section 3.17 hereof or pursuant to clause (ii) of the first sentence of this Section 7.1 shall not exceed $1,000,000 in the aggregate (the "Tax Cap Amount"); provided that the limitations set forth in clauses (i) and (ii) of this sentence shall not apply to any breach of a representation or warranty contained in any of Sections 3.1, 3.2, 3.3, or any of the initial five sentences of Section 3.6, or due to the actual fraud or any intentional misrepresentation of any Seller.

(b) The Company shall remit to the Sellers any amounts actually received by the Company from any governmental authority or other third party in respect of Indemnified Costs for which the Company has previously been indemnified by the Sellers pursuant to this Section 7.1.

7.2 Indemnification of the Sellers. Buyer agrees to indemnify and hold harmless the Sellers and each affiliate of the Sellers (collectively, the "Seller Indemnified Parties") from and against any and all Indemnified Costs which any of the Seller Indemnified Parties may sustain, or to which any of the Seller Indemnified Parties may be subjected, arising out of any breach or default by Buyer of or under any of the representations, warranties, covenants, conditions, agreements, or other provisions of this Agreement or any agreement, document or certificate executed in connection herewith (including, without limitation, the certificates to be delivered pursuant to Section 5.2(a) hereof).

7.3 Defense of Third-Party Claims. Any person entitled to indemnification hereunder (an "Indemnified Party") shall give prompt written notice to any person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VII if the Indemnified Party can demonstrate that the failure to give such notice did not materially prejudice such Indemnifying Party. The Indemnifying Parties shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

(a) The Indemnified Party shall be entitled, at his, her, or its own expense, to participate in the defense of such third-party action;

(b) The Indemnifying Parties shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof, which written approval will not be unreasonably withheld.

(c) The Indemnifying Parties shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Parties fail to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment which would give rise to liability on the part of any Indemnifying Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article VII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

7.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.3 hereof because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Parties in writing of any Indemnified Costs which he, she, or it claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim if the Indemnified Party can demonstrate that the resulting delay did not materially prejudice the position of the Indemnifying Parties with respect to such claim.

7.5 No Right of Contribution. The Sellers hereby expressly and irrevocably waive and release any right that they otherwise might have to contribution from the Company or the Subsidiary (or any similar right) as a result of the payment by any Seller of any amounts pursuant to Section 7.1 hereof.

7.6 Remedies Exclusive. The remedies in this Article VII shall constitute the sole remedies of the parties with respect to any breaches of the representations and warranties contained in this Agreement and with respect to any breaches prior to the Closing of the covenants contained in this Agreement.

ARTICLE VIII

Miscellaneous

8.1 Collateral Agreements, Amendments, and Waivers. This Agreement (together with the documents delivered pursuant hereto) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered pursuant to this Agreement unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

8.2 Successors and Assigns. Neither Buyer's, the Company's, nor any Seller's rights or obligations under this Agreement may be assigned, in whole or in part, prior to the Closing, except that Buyer may assign its rights and obligations to any wholly-owned subsidiary or affiliate thereof and may effect a collateral assignment of its rights under this Agreement for the benefit of its senior lenders, Fleet Capital Corporation and Transamerica Business Credit Corporation. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section 8.2, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns. No assignment permitted by this Section 8.2 will relieve the assigning party of liability in the event of the breach by the assignee of any provision of this Agreement.

8.3 Expenses. Buyer shall pay all of its costs and expenses incurred in connection with this Agreement, except that the Sellers will reimburse Buyer for 50% of its filing fee under the HSR Act as provided in Section 1.4 hereof. To the extent such costs and expenses do not reduce the Purchase Price pursuant to Section 1.3(b) hereof, the Sellers shall pay all of their costs and expenses incurred in connection with this Agreement, including but not limited to (i) all fees and expenses of counsel to the Sellers and the Company in connection with this Agreement and (ii) all filing fees, transfer taxes and similar expenditures in connection with the transfer of the Owned Real Property to the Sellers.

8.4 Weaving Machines. Following the Closing, if and when requested by Henry F. Long, Jr. within five years following the Closing, Buyer will transfer to Mr. Long, for his own use or for the use of an entity controlled by him, two chain link fabric weaving machines, free of charge. The provisions of this Section 8.4 will not be affected by Mr. Long's status as an employee of the Company, if applicable.

8.5 Certain Ornamental Iron Purchases. Buyer agrees that Henry F. Long, Jr. will be permitted following the Closing to effect purchases, for his own account, of ornamental iron fencing materials from the Chinese supplier, Overseas Supply (or its affiliated entities); provided, however, that the Company will have a right of first refusal with respect to any such ornamental iron fencing materials acquired from such source. The provisions of this Section 8.5 will not be affected by Mr. Long's status as an employee of the Company, if applicable.

8.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

8.7 Information and Confidentiality. Each party hereto agrees that such party shall hold in strict confidence all information and documents received from any other party hereto, and, (i) if the Closing occurs, the Sellers shall keep confidential all information of the Company or the Subsidiary that, as of the Closing Date, is in the possession of the Company or the Sellers and that is proprietary in nature or otherwise confidential, (ii) if the Closing does not occur each such party shall return to the other parties hereto all such documents then in such receiving party's possession without retaining copies and (iii) if the Closing does not occur, Buyer shall keep confidential all information of the Company or the Subsidiary that is proprietary in nature or otherwise confidential and shall not use any such information to directly or indirectly compete with the Company or to solicit the customers of the Company; provided, however, that each party's obligations under this Section 8.7 shall not apply to (a) any information or document required to be disclosed by law or (b) any information or document in the public domain (provided that such information or document does not enter the public domain as a result of the violation of this Agreement). This Section 8.7 shall not be construed to in any way restrict Buyer's or the Company's use of confidential information of the Company following the Closing.

8.8 Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

8.9 Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered pursuant to this Agreement) shall be given in writing and shall be deemed received (a) when personally delivered (including by recognized overnight courier) to the relevant party at its address as set forth below (or when such delivery is refused) or (b) if sent by mail, on the date of delivery (or the date on which delivery is refused) if such notice is sent by United States certified or registered mail, postage prepaid, return receipt requested, to the relevant party at its address indicated below:

Buyer:	MMI Products, Inc.
515 West Greens Road
Houston, Texas 77067
Suite 710
Attn.: Julius Burns

with a copy to:	Weil, Gotshal & Manges LLP
100 Crescent Court, Suite 1300
Dallas, Texas 75201
Attn.: Michael A. Saslaw

the Company:	Security Fence Supply Co. Inc.
4301 46th Street
Bladensburg, Maryland 20710
Attn.: Henry F. Long, III

with a copy to:	O'Malley, Miles, Nylen & Gilmore, P.A.
(if prior to the Closing)	11785 Beltsville Drive, 10th Floor
Calverton, Maryland 20705
Attn.: Matthew Osnos

with a copy to:	Weil, Gotshal & Manges LLP
(if following the Closing)	100 Crescent Court, Suite 1300
Dallas, Texas 75201
Attn.: Michael A. Saslaw

the Sellers:	c/o Security Fence Supply Co. Inc.
4301 46th Street
Bladensburg, Maryland 20710
Attn.: Henry F. Long, III

with a copy to:	O'Malley, Miles, Nylen & Gilmore, P.A.
11785 Beltsville Drive, 10th Floor
Calverton, Maryland 20705
Attn.: Matthew Osnos

Each party may change its address for purposes of this Section 8.9 by proper notice to the other parties.

8.10 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all representations, warranties and covenants to be performed prior to the Closing made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of two years; provided, however, that (a) the representations and warranties contained in Section 3.17 hereof shall survive the Closing until the expiration of the applicable statute(s) of limitations and (b) the representations and warranties contained in Sections 3.1, 3.2 and 3.3, the initial five sentences of Section 3.6 and Section 3.25 hereof shall survive forever.

8.11 Public Announcement. All press releases and other public announcements concerning this Agreement and the transactions contemplated hereby must be approved by Buyer and the Company prior to publication.

8.12 Waiver of Certain Rights. The Company and each Seller hereby waives any rights of first refusal, preemptive rights, or other rights of any nature whatsoever which the Company or such Seller may have to purchase any of the Shares or other capital stock or equity securities of any nature of the Company. Each Seller agrees that, upon the consummation of the transactions contemplated hereby, any and all rights of such Seller with respect to the payment of dividends (whether or not previously earned, accrued, or declared), preferential payments, or distributions of the Company's assets upon the liquidation, dissolution, or merger of the Company or otherwise, or any other right of any nature whatsoever to receive any monies or assets of the Company as a result of such Seller's ownership of Shares, shall terminate, and each Seller hereby waives any and all such rights and agrees to indemnify and hold harmless the Company and its officers, directors, employees, and affiliates from and against any and all Indemnified Costs suffered or incurred by or assessed against the Company or any of its officers, directors, employees, or affiliates and arising, directly or indirectly, from the exercise or attempted exercise of any of such rights by any Seller. Furthermore, each Seller agrees that, immediately prior to consummation of the transactions contemplated hereby, each voting, stock transfer restriction, and buy-sell agreement to which he is a party and which relates to any Shares shall be terminated and be of no further force or effect.

8.13 Further Assurances. At, and from time to time after, the Closing, at the request of any party hereto, but without further consideration, each other party hereto shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as the requesting party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

8.14 Certain Payment. The parties acknowledge that certain contracts with terms similar in some ways to this Agreement have been construed to be option contracts. Accordingly, simultaneously with the execution of this Agreement, Buyer has paid to the Sellers the sum of Ten Dollars ($10.00) as consideration to the Sellers for the granting of any and all options to Buyer contained in this Agreement, the receipt and adequacy of which are hereby conclusively acknowledged. Said option consideration is separate and apart from the Purchase Price and in no event will be returned to Buyer.

8.15 Pension Plan Participation. Prior to December 31, 2001, Henry F. Long, Jr. shall not be permitted to participate in, and shall not accrue benefit under, the MMI Products, Inc. Pension Plan (the "Plan"). If Mr. Long's employment with the Company continues following such date, and if the Plan is implemented for Company employees, then Mr. Long shall thereupon begin to participate in and to accrue benefits under the Plan, subject to the terms and conditions of the Plan, and will be fully vested with respect to all such benefits.

8.16 No Third-Party Beneficiaries. Except as provided in Article 7 hereof (and except with respect to Section 1.5 hereof, with respect to which J and J is a third party beneficiary), no person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

8.17 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without giving effect to principles of conflict of laws).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.

MMI PRODUCTS, INC.
By: /s/ Robert N. Tenczar
Name: Robert N. Tenczar
Title: Vice President - Finance
SECURITY FENCE SUPPLY CO., INC.
By: /s/ Henry F. Long III
Name: Henry F. Long
Title: President
/s/ Henry F. Long, Jr.
HENRY F. LONG, JR.
/s/ Henry F. Long, III
HENRY F. LONG, III